Exhibit 99.1

For additional information, contact: Graymark Healthcare, Inc. Timothy Lebens 763-432-8413 Stanton Nelson 405-601-5390
Graymark Healthcare Reports Q2 Financial Results — highlighted by 107% Sales Growth in its Obstructive Sleep Apnea business
Oklahoma City—(August 10, 2010)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced financial results for the quarter ending June 30, 2010 including $1.1MM of EBITDA on $28.3MM in sales.
The SMS segment, which is focused on the diagnosis, treatment and ongoing therapeutic support of patients with obstructive sleep apnea (OSA), saw a $3.2MM (107%) increase in sales compared to the same quarter last year largely driven by acquisitions; with organic growth in same store sales from operations owned and operated for at least 12 months accounting for an 8.2% increase.
The therapy component of the SMS segment grew fastest at 172% overall and 63% same store compared to the same quarter last year, and was driven by our core initiatives to improve conversion rates between the diagnostic and treatment phases of care for patients with OSA. During the quarter, therapy services represented 23% of SMS sales and 57% of SMS EBITDA.
“The consequences of OSA including cardiac disease and stroke are only avoided when a patient is consistently compliant with their therapy over time. We at Graymark Healthcare have focused on the long term engagement and comprehensive care of these patients and we are seeing the benefits through higher rates of treatment compliance and associated sales of products and services,” said Stanton Nelson, Chairman and CEO of Graymark Healthcare. “We are in the business of successfully treating the disease of OSA and take long-term therapy compliance very seriously, our patients don’t just leave our clinical settings with a new diagnosis; they leave with the tools and support they need to extend their lives,” Nelson continued.
Other Business Highlights:
Sales in the SMS segment grew 3% between Q1 and Q2 2010 including growth in our therapy business of 14% and growth in our diagnostic business of 1% between quarters. Initial therapeutic set-ups in our existing business grew 25% compared to Q2 2009, and overall set-ups grew 25% over first quarter levels. Additionally, re-supply shipments grew 85% over Q1 levels.
SMS’ ability to drive market share to vendor partners in the CPAP device and supply channel, contributed approximately 680 basis points of improvement to our therapy gross margin compared to the first quarter of 2010. As previously discussed in Q1, the SMS segment identified core operating synergies as a function of integrating the acquisitions of late 2009. These synergies resulted in reductions to operating expense, net of bad debt expense, in excess of $300,000 or over 8% for Q2 compared to Q1.
Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350 • Oklahoma City, OK 73102 • ph: 405-601-5300 • fx: 405-601-4550 • www.graymarkhealthcare.com

For the ApothecaryRx segment, top line sales grew 2% from Q1 to Q2 through a combination of higher volumes and increased average revenue per prescription. This resulted in a 6% increase in gross profit as gross margins improved by approximately 100 basis points. Additional operating expense control drove a 36% increase in EBITDA compared to the first quarter resulting in a Q2 EBITDA margin of 5%.
For the second quarter 2010, consolidated net revenues for Graymark were $28.3 million, an increase of 12% over 2009 Q2 revenue of $25.3 million. This included a net revenue increase of 107% for our SMS segment to $6.1 million in the second quarter of 2010 compared to $3.0 million in Q2 2009 and a decrease of 1% for our ApothecaryRx segment to $22.1 million for Q1 2010, compared to Q1 2009 revenue of $22.3 million.
Second quarter 2010 EBITDA was $1.1 million compared to Q2 2009 EBITDA loss of ($2.0 million). After-tax net loss attributable to Graymark was approximately ($0.1 million) for Q2 2010, or a loss of $0.00 per diluted share compared to a net loss of ($2.8 million), or ($0.10) per diluted share in Q2 2009. Second quarter 2009 results included a non-recurring charge for a change in accounting estimate of $2.6 million.
In our SMS segment, $2.2 million of the revenue increase over the second quarter of 2009 was related to our diagnostic business, with our new acquisitions from the third quarter of 2009 contributing $2.3 million of new revenue. Second quarter revenues from our existing business were down $0.1 million compared to Q2 2009 due primarily to lower volumes. An additional $0.9 million of the increase in revenue came from our therapy business, with our new acquisitions contributing $0.6 million of new revenue and our existing therapy business growing $0.3 million over Q2 2009. The growth in our existing therapy business was a combination of growth in our therapy services of $0.2 million and our resupply program of $0.1 million compared to Q2 2009.
Gross margin for our SMS segment was 73% for the quarter, compared to 65% in Q2 2009. Second quarter EBITDA for SMS was $0.6 million compared to Q2 2009 EBITDA loss of ($2.7 million). Net income for our SMS segment was break-even in Q2 2010 compared to a net loss of ($3.1 million) in Q2 2009. Second quarter 2009 results for SMS included a non-recurring charge for a change in accounting estimate of $2.6 million.
Revenue for the ApothecaryRx segment decreased $0.2 million for the quarter compared to Q2 2009 primarily due to slightly lower script volumes and an increase in the percentage of generic drug prescriptions, which have a lower revenue per script compared to brand drugs. Gross margin for the ApothecaryRx segment was 24% for the second quarter of both 2010 and 2009. ApothecaryRx EBITDA was $1.2 million for the quarter compared to $1.1 million in 2009. Net income for ApothecaryRx was $0.6 million compared to $0.5 million in Q2 2009.
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
Conference Call
A conference call and webcast will be held Tuesday, August 10, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Graymark Healthcare’s consolidated financial results for the second quarter 2010 and its outlook for the future.

To participate in the call, interested parties may dial 1-866-783-2143 and use pass code 20777534, reference the Graymark Healthcare Earnings Conference Call. Alternatively, interested parties may access the call in listen-only mode via the investor relations section of the company’s Web site, www.graymarkhealthcare.com.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measure Reconciliation
Graymark is providing EBITDA information, which is defined as net income plus interest, income taxes, depreciation and amortization expense and earnings or losses from discontinued operations as a compliment to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
(Financial Table Follows)

GRAYMARK HEALTHCARE, INC.
Reconciliation of EBITDA to Net Income
For the Quarters Ended June 30, 2010 and 2009
(unaudited)

	2010	2009*

Net revenues	$28,253,678	$25,285,627
Cost of sales and services	(18,413,863)	(17,941,969)
Selling, general and administrative expenses	(8,781,074)	(6,918,217)
Change in accounting estimate	—	(2,648,207)
Non-controlling Interests	(6,072)	253,837

EBITDA	$1,052,669	$(1,968,929)

Reconciliation of EBITDA to net income
EBITDA	$1,052,669	$(1,968,929)
Depreciation and amortization	(608,629)	(528,602)
Interest and other expense, net	(598,321)	(533,238)
Provision for income taxes	10,397	208,000
Income from discontinued operations	4,576	(15)

Net income (loss)	$(139,308)	$(2,822,784)

*	Certain 2009 amounts have been reclassified to conform to the current year presentation.